EXHIBIT 11.1

                            CALLON PETROLEUM COMPANY
                        COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)

                                          THREE MONTHS              NINE MONTHS
                                          SEPTEMBER 30,            SEPTEMBER 30,
                                         1997      1996            1997    1996
                                        ------    ------          -----    -----
Net income .........................    $1,192    $  994        $ 6,083  $ 3,236

Preferred stock dividends ..........       699       699          2,097    2,097
                                        ------    ------          -----    -----

Net income available

   to common shareholders ..........    $  493    $  295        $ 3,986  $ 1,139
                                        ======    ======          =====    =====

Net income per common share:

Primary ............................    $ 0.08    $ 0.05          $0.63    $0.20
                                        ======    ======          =====    =====
Fully diluted ......................    $ 0.08    $ 0.05          $0.62    $0.20
                                        ======    ======          =====    =====


Average common shares

   outstanding .....................     6,025     5,755          6,017    5,755
Stock options ......................       354         0            315        0
                                        ------    ------          -----    -----
Primary shares outstanding .........     6,379     5,755          6,332    5,755
                                        ======    ======          =====    =====

Average common shares

   outstanding .....................     6,025     5,755          6,017    5,755
Stock options ......................       423         0            423        0
Convertible preferred stock ........         0         0              0        0
                                        ------    ------          -----    -----
Fully diluted shares outstanding ...     6,448     5,755          6,440    5,755
                                        ======    ======          =====    =====

NOTE: All computations are based on the weighted average shares outstanding for the periods presented, adjusted for the effect of stock options, if any, considered common stock equivalents computed using the treasury stock method. The Convertible preferred stock is not a common stock equivalent and was not considered in the fully diluted computation because, if included, the effect would be antidilutive.

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